Exhibit 4.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

PARABILIS MEDICINES, INC.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by Explore Investments LLC (the “Investor”) of $50,000,000.00 (the “Purchase Amount”) on or about March 27th, 2026, Parabilis Medicines, Inc., a Delaware corporation (the “Company”), issues to the Investor the right to certain shares of the Company’s Capital Stock, subject to the terms described below.

See Section 2 for certain defined terms.

1. Events

(a) Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Equity Financing Discount Price.

In connection with the automatic conversion of this Safe into shares of Safe Preferred Stock, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Stock, with appropriate variations for the Safe Preferred Stock if applicable and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

Notwithstanding anything else to the contrary contained herein, the Company may elect (in its sole and absolute discretion) to issue Standard Preferred Stock in lieu of Safe Preferred Stock upon any conversion hereof.

(b) Initial Public Offering. If there is an Initial Public Offering before the termination of this Safe, then immediately prior to the closing of the Initial Public Offering, this Safe will automatically be cancelled and converted into that number of shares of Common Stock obtained by dividing (i) the Purchase Amount by (ii) the IPO Discount Price.

(c) Direct Listing. If the Company registers its Common Stock via Direct Listing before the termination of this Safe, then immediately prior to the effectiveness of the registration statement filed in connection with the Direct Listing, this Safe will automatically be cancelled and converted into that number of shares of Common Stock obtained by dividing (i) the Purchase Amount by (ii) the Direct Listing Discount Price.

In connection with the automatic conversion of this Safe into Common Stock in connection with an Initial Public Offering or Direct Listing, the Investor (i) will execute and deliver to the Company all of the transaction documents related to the Initial Public Offering or Direct Listing as are reasonably requested by the Company, including a customary “lock-up” agreement and (ii) agrees to be bound by the provisions of Section 2.11 of that certain Sixth Amended and Restated Investors’ Rights Agreement, dated January 6, 2026, by and among the Company and the other parties thereto (as amended, restated and/or modified) as if he, she or it were a “Holder” as defined therein.

(d) Liquidation Event. If there is a Liquidation Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(f) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidation Event, equal to the greater of (i) the Purchase Amount or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”). The amounts received pursuant to rights and obligations as are generally applicable to shares of the Common Stock in such Liquidation Event, including without limitation, the (i) form of consideration, (ii) conditions to payment, (iii) contributions to escrows, holdbacks or similar arrangements, (iv) indemnification obligations, (v) restrictions on consideration received in such Liquidation Event and (vi) conditions to receiving deferred or conditional payments. If any holder of Common Stock in such Liquidation Event is given a choice as to the form and amount of Proceeds to be received in such Liquidation Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Liquidation Event intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Liquidation Event to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(f).

(e) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(f) below) to receive a portion of Proceeds equal to the Purchase Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(f) Liquidation Priority. In a Liquidation Event or Dissolution Event, this Safe is intended to operate like senior non-participating Preferred Stock. The Investor’s right to receive the Purchase Amount is:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Stock);

(ii) On par with payments for the Series F Stock, and if the applicable Proceeds are insufficient to permit full payments to the Investor with respect to this Safe and the Series F Stock, the applicable Proceeds will be distributed pro rata to the Investor and the Series F Stock in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for the Company’s Preferred Stock (other than the Series F Stock) and Common Stock.

The Investor’s right to receive its Conversion Amount is (A) on par with payments for Common Stock and other Safes and/or Preferred Stock who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Common Stock basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are liquidation preferences of the Series F Stock).

(f) Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Stock to the Investor pursuant to the automatic conversion of this Safe under Section 1(a), Section 1(b)or Section 1(c); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(d) or Section 1(e).

2. Definitions

“Capital Stock” means the capital stock of the Company, including, without limitation, the “Common Stock” and the “Preferred Stock.”

“Certificate” means the Company’s Sixth Amended and Restated Certificate of Incorporation, as may be further amended, restated and/or modified.

“Common Stock” means the Company’s common stock with the rights set out in the Certificate.

“Direct Listing” means the Company’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale, as approved by the Company’s board of directors, which does not involve any underwriting services.

“Direct Listing Discount Price” means the reference price per share of Common Stock announced or published by the national securities exchange upon which the shares of Common Stock are to be listed in connection with the Direct Listing (the “Direct Listing Price”) multiplied by the Discount Rate (such product, the “Initial Direct Listing Discount Price”); provided that if (i) the Direct Listing Price is greater than or equal to the Series F Price and (ii) the Initial Direct Listing Discount Price is equal to or less than the Series F Price, the Direct Listing Discount Price shall equal the Series F Price; provided further that if the Direct Listing Price is less than the Series F Price, the Direct Listing Discount Price shall equal the Direct Listing Price.

“Discount Rate” means 90%.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidation Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Common Stock, the amount of such dividend that is paid per share of Common Stock multiplied by (x) the Purchase Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidation Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation, other than an Initial Public Offering or in connection with a Direct Listing.

“Equity Financing Discount Price” means the lowest price per share of the Standard Preferred Stock sold for cash in the Equity Financing (for the avoidance of doubt, excluding any Standard Preferred Stock issued upon the conversion of this Safe) (the “Equity Financing Price”) multiplied by the Discount Rate (such product, the “Initial Equity Financing Discount Price”); provided that if (i) the Equity Financing Price is greater than or equal to the Series F Price and (ii) the Initial Equity Financing Discount Price is equal to or less than the Series F Price, the Equity Financing Discount Price shall equal the Series F Price; provided further that if the Equity Financing Price is less than the Series F Price, the Equity Financing Discount Price shall equal the Equity Financing Price.

“Initial Public Offering” means the closing of the Company’s first sale of its Common Stock to the public in a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act.

“IPO Discount Price” means the per share offering price to the public of the Common Stock set forth on the cover of the final prospectus for the Initial Public Offering (the “IPO Price”) multiplied by the Discount Rate (such product, the “Initial IPO Discount Price”); provided that if (i) the IPO Price is greater than or equal to the Series F Price and (ii) the Initial IPO Discount Price is equal to or less than the Series F Price, the IPO Discount Price shall equal the Series F Price; provided further that if the IPO Price is less than the Series F Price, the IPO Discount Price shall equal the IPO Price.

“Liquidation Event” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Liquidity Price” means the price per share equal to the fair market value of the Common Stock at the time of the Liquidation Event, as determined by reference to the purchase price payable in connection with such Liquidation Event, multiplied by the Discount Rate.

“Preferred Stock” means the Company’s preferred stock with the rights set out in the Certificate.

“Proceeds” means cash and other assets (including without limitation stock consideration) that are proceeds from the Liquidation Event or the Dissolution Event, as applicable, and legally available for distribution.

“Safe” means an instrument containing a future right to shares of Capital Stock, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Preferred Stock” means the shares of the series of Preferred Stock issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences, seniority, liquidation multiple and restrictions as the shares of Standard Preferred Stock, except that any price-based preferences (such as the per share liquidation amount, initial conversion price and per share dividend amount) will be based on the Equity Financing Discount Price.

“Series F Price” means $6.1644 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Stock.

“Series F Stock” means the Series F Preferred Stock, par value $0.0001 per share, of the Company.

“Standard Preferred Stock” means the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to Section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate and stockholder approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any other applicable securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. Miscellaneous

(a) Any provision of this Safe may be amended, waived or modified only by written consent of the Company and the Investor.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier to the relevant address listed on the signature page, immediately when sent by email to the relevant email address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Stock for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company stockholder or rights to vote for the election of directors or on any matter submitted to Company stockholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding shares of Common Stock (that is not payable in shares of Common Stock) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(g) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

COMPANY:

PARABILIS MEDICINES, INC.

By:	/s/Mathai Mammen
Name: Mathai Mammen
Title: President & Chief Executive Officer

Email: mmammen@parabilismed.com

Address:

30 Acorn Park Drive
Cambridge, MA 02140

INVESTOR:

EXPLORE INVESTMENTS LLC

By:	/s/Paul Dauber
Name: Paul Dauber
Title: Manager

Email:

Address:

9429 Harding Ave, Box 295
Surfside, FL 33154

[Signature Page to SAFE]